ITEM 6.	SELECTED FINANCIAL DATA

The following table sets forth our selected consolidated financial data as of the dates and for the periods indicated. The selected financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016, and 2015 have been derived from our audited consolidated financial statements and related notes appearing in Part II, Item 8 of this Form 10-K, except for items recasted as a result of adopting new accounting pronouncements or change in segment revenue reporting applied retrospectively. The selected consolidated financial data as of December 31, 2015, 2014, and 2013 and for the years ended December 31, 2014 and 2013 have been derived from our audited consolidated financial statements and related notes thereto not included in this Form 10-K.

The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in Part II, Item 8 of this Form 10-K.

The notes to our consolidated financial statements in Part II, Item 8 of this Form 10-K contain additional information about various acquisitions, dispositions, and certain charges and benefits resulting from other operating expenses, and other income (expense) which affect the comparability of information presented. Amounts below include acquisitions since the date acquired.

	December 31,
(in millions, except per share amounts)	2017	2016	2015	2014	2013
Statement of operations data (Year-end):
Revenues	$12,052	$11,584	$11,451	$11,152	$10,809
Total revenues (excluding reimbursables)	8,129	7,839	7,764	7,548	7,302
Operating expenses (a)	10,201	9,921	10,231	9,708	9,632
Other operating expenses, net (b)	143	51	53	13	56
Total expenses (excluding reimbursables)	6,421	6,227	6,597	6,117	6,181
Interest expense, net	(931)	(1,078)	(1,534)	(1,721)	(1,853)
Net income (loss)	1,664	660	(1,268)	(265)	(775)
Net income (loss) attributable to First Data Corporation	1,465	420	(1,481)	(458)	(952)
Depreciation and amortization (c)	1,073	1,061	1,133	1,163	1,212
Net income (loss) per share (d):
Basic	$1.60	$0.47	$(7.70)	$(458,000)	$(952,000)
Diluted	1.56	0.46	(7.70)	(458,000)	(952,000)
Weighted-average common shares outstanding (d):
Basic (f)	916	902	192	—	—
Diluted (f)	940	921	192	—	—
Balance sheet data (As of year-end):
Total assets	$48,269	$40,292	$34,362	$34,034	$34,962
Settlement assets	20,363	14,795	8,150	7,557	7,553
Total liabilities	42,183	36,088	30,625	31,434	33,318
Settlement obligations	20,363	14,795	8,150	7,557	7,553
Long-term borrowings	17,927	18,131	18,737	20,697	22,499
Other long-term liabilities (e)	963	1,240	1,243	1,223	1,202
Redeemable noncontrolling interest	72	73	77	70	69
Total equity	6,014	4,131	3,660	2,530	1,575
Cash flow data (Year-end):
Net cash provided by operating activities	$2,047	$2,111	$795	$1,035	$715
Net cash used in investing activities	(1,952)	(361)	(685)	(330)	(354)
Net cash provided by (used in) financing activities	9	(1,734)	(16)	(743)	(532)

(a)	Operating expenses include Cost of services; Cost of products sold; Selling, general, and administrative; Depreciation and amortization; and Reimbursable debit network fees, postage and other.

(b)
Other operating expenses, net includes restructuring, net; impairments; litigation and regulatory settlements; integration cost and other as applicable to the periods presented. See note 10 "Other Operating Expenses" to our consolidated financial statements in Part II, Item 8 of this Form 10-K for details.

(c)
Includes amortization of initial payments for new contracts, which is recorded as a contra-revenue within “Transaction and processing service fees” and amortization related to equity method investments, which is netted within “Equity earnings in affiliates” in our consolidated statements of operations.

(d)
As a result of the HoldCo Merger, all outstanding shares of FDH were converted into Class B common stock, which are entitled to ten votes per share. All of FDC's outstanding common stock was eliminated upon the merger. We accounted for the HoldCo Merger as a transfer of assets between entities under common control and have reflected the transactions impact on net loss per share and weighted-average shares on a prospective basis.

(e)	Other long-term liabilities include Deferred tax liabilities.
(f) Prior to our Initial Public Offering in 2015, we had 1,000 shares of common stock that was eliminated upon the merger with First Data Holdings.

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